EX-99.(2)(s)(1)

GOLDMAN SACHS PRIVATE MARKETS FUND 2018 (A) LLC

Power of Attorney

Know All Men By These Presents, that the undersigned, James A. McNamara, hereby constitutes and appoints Caroline Kraus, Robert Griffith and Chris Carlson, jointly and severally, his attorneys-in-fact, each with power of substitution, for him in any and all capacities to sign the Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 of Goldman Sachs Private Markets Fund 2018 (A) LLC and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Dated: October 11, 2017

/s/ James A. McNamara
James A. McNamara